INDEPENDENT AUDITORS' CONSENT




The Board of Trustees
Oppenheimer Target Fund and
Oppenheimer Time Fund:


We consent to the use in the registration statement on Form N-14 of Oppenheimer Target Fund of our report dated January 23, 1995, appearing in the 1994 Annual Report of Oppenheimer Target Fund, to the incorporation by reference of our report dated July 22, 1994, appearing in the 1994 Annual Report of Oppenheimer Time Fund and to the references to our Firm under the headings "Tax Consequences of the Reorganization" and "Tax Aspects of the Reorganization" in the registration statement.





                             /s/KPMG Peat Marwick LLP
                             ------------------------
                             KPMG Peat Marwick LLP



Denver, Colorado
May 12, 1995



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